Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO Energy announces organizational changes and new leadership team

TAMPA, July 30, 2009

Company efficiencies expected in electric and gas operations and support functions to better serve customers.

TECO Energy, Inc. (NYSE: TE) today announced a new senior executive team structure as part of its response to industry changes, economic uncertainties and the overall need to maintain a lean and efficient organization. The changes include establishing a single management team over the electric and gas divisions of Tampa Electric Company, and the integration of operating and support functions. A new Business Strategy team will also be created at TECO Energy to identify opportunities that position the group of companies for growth in an environment of significant industry policy changes.

Chairman of the Board and Chief Executive Officer Sherrill W. Hudson said, “Many companies, local and nationwide, have been affected by the sluggish economy and slowdown in growth. TECO Energy is no exception. As we balance current and future environmental, economic and energy factors, it is clear that we need to continue to improve efficiencies in order to enhance our strong financial position moving forward.

“Our companies have already taken numerous steps to reduce costs by implementing process improvements and limiting compensation and new hires. The organizational change is designed to ensure a continued focus on cost management through enhanced productivity and efficiency through untapped synergies.”

Hudson and President and Chief Operating Officer John B. Ramil will remain in their current roles, with Ramil assuming additional direct reports. Key changes in the TECO Energy senior management team reporting to Ramil include:

Gordon L. Gillette (formerly Executive Vice President-Finance and Chief Financial Officer, and President of TECO Guatemala) is named the new president for both Tampa Electric and Peoples Gas. Gillette will be responsible for operations of the utilities including Energy Supply, Energy Delivery Operations and Engineering, Customer Care, Fuels Management, TECO Foundation and Regulatory Affairs.

Phil L. Barringer (formerly Vice President – Controller, Operations) is named the President of TECO Guatemala and Vice President—Human Resources. Barringer will be responsible for all aspects of the company’s Guatemalan operations including generation and energy sales. Barringer will also be responsible for corporate human resource activities.

Sandra W. Callahan (formerly Vice President – Treasury and Risk Management) is named Vice President – Finance and Accounting and Chief Financial Officer responsible for all corporate and operational accounting functions, corporate taxes, investor relations, corporate finance and risk oversight.

Charles A. Attal III will continue in his current position as Senior Vice President—General Counsel and Chief Legal Officer. In addition to his current legal responsibilities, Attal will assume additional responsibility for state and federal governmental affairs.

Deirdre A. Brown (formerly Vice President – Customer Service and Regulatory Affairs) is named Vice President – Business Strategy and Compliance and Chief Ethics and Compliance Officer. Brown will lead a newly created department for business strategy and compliance in addition to financial and business analysis, corporate compliance, audit services, corporate communications and corporate safety responsibilities. She will be responsible for policy and strategy development and coordination of efficiency improvements.

J. J. Shackleford (President, TECO Coal) and Clinton E. Childress (Senior Vice President and Chief Human Resource Officer) will continue in their current positions and will report to Ramil. In addition, Barringer will report to Childress on his Human Resources responsibilities.

Ramil said, “A financially strong TECO Energy will best raise the capital necessary to serve customers in a reliable, economical and environmentally friendly way. Over the next few months, this new leadership team will review their organizations and identify ways to capitalize on productivity improvements and synergies.”

Ramil also explained that “Managing operating and capital expenditures, improving cash flow and maintaining reliable service are basic expectations from our customers, team members and shareholders. I am confident these changes will result in a stronger company that is well positioned for the significant changes in our industry.”

The new TECO Energy corporate structure has allowed Tampa Electric Company President Chuck Black and Peoples Gas President Bill Cantrell to retire after 36 and 34 years of distinguished service, respectively.

“Both Chuck and Bill leave a legacy of extraordinary contributions to TECO Energy” said John Ramil.

TECO Energy, Inc. (NYSE: TE) is a diversified energy-related holding company based in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Guatemala and TECO Coal.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this release, except as may be required by law. The company’s ability to realize the benefit of productivity improvements and synergies and increase its financial strength is dependent upon many factors. Important factors are described under “Risk Factors” in TECO Energy, Inc.’s and Tampa Electric Company’s combined Annual Report on Form 10-K for the period ended Dec. 31, 2008.

Contact:	Rick Morera (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772